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                                                                    EXHIBIT 99.1

NEWS RELEASE                                 [PER-SE TECHNOLOGIES LOGO]
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For Immediate Release
                                               Per-Se Technologies
                                               2840 Mt. Wilkinson Parkway
                                               Atlanta, Georgia 30339
                                               877/73PER-SE

Company Contact:                               Media Contact:
Michele Howard                                 Douglas Duffield
Per-Se Technologies                            Per-Se Technologies
voice: 770/444-5603                            voice: 404/870-6844
email: media@per-se.com                        email: doug.duffield@mslpr.com


                      PER-SE TECHNOLOGIES ISSUES STATEMENT

ATLANTA -- NOVEMBER 11, 2003 -- Per-Se Technologies (Nasdaq: PSTI) issues the following statement in response to today's unusual trading activity of its common stock.

The Company has been contacted regarding an anonymous letter sent to several financial research analysts that follow the Company. The letter alleges improper accounting and business activities, and the Company believes this letter is from a disgruntled former employee. The Company believes strongly that the letter's allegations are baseless.

The Company takes any allegations of impropriety seriously and places a high regard on integrity and compliance in all areas of its business dealings. Pursuant to the Company's practices, the anonymous letter has been referred to the Audit Committee, but the Company has no basis to conclude that any allegations contained in the letter are correct.

ABOUT PER-SE TECHNOLOGIES

Per-Se Technologies (Nasdaq: PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se enable physicians and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare. Per-Se's Connective Healthcare solutions reduce administrative expenses, increase revenues and accelerate the movement of funds to benefit providers, payers and patients. For more information, visit Per-Se at www.per-se.com.

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